As filed with the Securities and Exchange Commission on September 16, 2022

Registration No. 333-229104

Registration No. 333-245033

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to:

Form S-3 Registration Statement No. 333-229104

Form S-3 Registration Statement No. 333-245033

under

the Securities Act of 1933

TYME TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	45-3864597
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1 Pluckemin Way, Suite 103, Bedminster, NJ 07921

(Address of principal executive offices, including zip code)

Nancy A. Simonian, M.D.

President

TYME TECHNOLOGIES, INC.

1 Pluckemin Way, Suite 103, Bedminster, NJ 07921

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Cynthia T. Mazareas, Esq.

Joseph B. Conahan, Esq.

Eric P. Hanson, Esq.

Stephanie L. Leopold, Esq.

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

(617) 526-6000

(Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-3 (each, a “Registration Statement” and collectively, the “Registration Statements”) filed by Tyme Technologies, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “SEC”), to deregister:

1.

Registration Statement on Form S-3 (File No. 333-229104), as amended, registering 11,209,072 shares of Common Stock, originally filed with the SEC on December 31, 2018, and which was declared effective on February 21, 2019; and

2.

Registration Statement on Form S-3 (File No. 333-245033), as amended, registering up to $245,580,248 of an indeterminate number of shares of Common Stock and Preferred Stock, an indeterminate principal amount of debt securities, an indeterminate number of warrants to purchase Common Stock, Preferred Stock or debt securities and an indeterminate number of units, originally filed with the SEC on August 12, 2020 and which was declared effective on September 2, 2020.

On September 16, 2022, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 3, 2022, among the Registrant, Syros Pharmaceuticals, Inc. (“Syros”) and Tack Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Syros (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving entity and a wholly owned subsidiary of Syros. These Post-Effective Amendments are being filed as a result of the Merger. In connection with the Merger, the Registrant terminated all offers and sales of its securities registered pursuant to the Registration Statements.

The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on September 16, 2022.

Tyme Technologies, Inc.

By:	/s/ Jason Haas
Name:	Jason Haas
Title:	Treasurer and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.